Exhibit 10.26

Published CUSIP Numbers: 37944SAL3

37944SAM1

$100,000,000

CREDIT AGREEMENT

dated as of February 21, 2012

by and among

GLOBAL POWER EQUIPMENT GROUP INC.,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender,

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

WELLS FARGO SECURITIES, LLC AND U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Managers

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Tax Certificates

SCHEDULES

Schedule 1.1(a)	-	Excluded Subsidiaries
Schedule 1.1(b)	-	Mandatory Cost
Schedule 6.1	-	Jurisdictions of Organization and Qualification
Schedule 6.2	-	Subsidiaries and Capitalization
Schedule 6.4	-	Consents
Schedule 6.6	-	Tax Audits and Investigations
Schedule 6.9	-	ERISA Plans
Schedule 6.12	-	Material Contracts
Schedule 6.13	-	Labor and Collective Bargaining Agreements
Schedule 6.18	-	Real Property
Schedule 7.17	-	Post Closing Matters
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Loans, Advances and Investments
Schedule 8.7	-	Transactions with Affiliates

-v-

CREDIT AGREEMENT, dated as of February 21, 2012, by and among GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, Swingline Lender and Issuing Lender.

STATEMENT OF PURPOSE

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABN AMRO Credit Facility” means that certain overdraft and contingent liability facility provided by ABN AMRO Bank N.V. to Braden-Europe B.V., Global Power Professional Services Netherlands B.V. and Global Power Netherlands B.V., in the original principal amount of €14,000,000 and including all renewals, refinancings, extensions and replacements (but not the increase in the aggregate principal amount) thereof.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means, with respect to any currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

CREDIT AGREEMENT – Page 1

“Agent Fee Letter” means the separate fee letter agreement dated December 20, 2012 among the Borrower, the Administrative Agent and the Left Lead Arranger.

“Aggregate Revolving Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments of such Lenders.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means each of (i) Euro and (ii) each other currency (other than Dollars) that is approved in accordance with Section 1.7; provided that in each case of (i) and (ii) above, such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to the applicable Lender in the London interbank market.

“Alternative Currency Outstandings” means the sum of (i) with respect to Alternative Currency Revolving Credit Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Alternative Currency Revolving Credit Loans occurring on such date plus (ii) with respect to any L/C Obligations denominated in an Alternative Currency on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Alternative Currency Revolving Credit Loan” means any Revolving Credit Loan denominated in an Alternative Currency.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) Fifty Million Dollars ($50,000,000). The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio; provided that, with respect to each Alternative Currency Revolving Credit Loan, the Applicable Margin will be increased by an amount equal to the applicable Mandatory Cost, if any:

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Less than 1.00 to 1.00	0.20%	1.25%	0.25%
II	Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.25%	1.50%	0.50%
III	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.30%	1.75%	0.75%
IV	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.35%	2.00%	1.00%
V	Greater than or equal to 2.50 to 1.00	0.40%	2.25%	1.25%

CREDIT AGREEMENT – Page 2

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.2(a) for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date (the “Applicable Period”). Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued during the relevant Applicable Period.

Notwithstanding the foregoing, in the event that the Consolidated Total Leverage Ratio reported in any Officer’s Compliance Certificate delivered pursuant to Section 7.1 or 7.2(a) shall be determined by the Lenders to have been inaccurately reported (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or Officer’s Compliance Certificate was delivered), and if correctly reported, would have resulted in the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Consolidated Total Leverage Ratio been correctly reported in such Officer’s Compliance Certificate and the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 9.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder for a period of two years following the Release Date.

CREDIT AGREEMENT – Page 3

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 4.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and U.S. Bank National Association, in their capacity as joint lead arrangers and joint bookrunners, and their respective successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale of inventory in the ordinary course of business, (c) the transfer of assets to the Borrower or any Subsidiary pursuant to any transaction permitted pursuant to Section 8.4, (d) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (e) the disposition of any Hedge Agreement, (f) dispositions of Investments in cash and Cash Equivalents, and (f) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iv) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 4.8 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

CREDIT AGREEMENT – Page 4

“Borrower” means Global Power Equipment Group, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 7.2.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, any LIBOR Rate Loan, any Base Rate Loan as to which the interest rate is determined by reference to LIBOR or any Letters of Credit denominated in an Alternative Currency, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in Dollar or Euro, as the case may be, deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England or New York, New York, (B) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open, (C) in relation to any interest rate settings as to a LIBOR Rate Loan denominated in a currency other than Dollars or Euros, such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency, and (D) in relation to any payment in a currency other than Dollars or Euro in respect of a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan (other than any interest rate settings), such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time).

CREDIT AGREEMENT – Page 5

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing in each case of any of the foregoing clauses (a) through (f), other than interests in a Permitted Servicing Joint Venture.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

CREDIT AGREEMENT – Page 6

“Change in Control” means an event or series of events by which:

(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (A) the Closing Date Holder and (B) any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than twenty-five percent (25%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower, (ii) without the prior written consent of the Required Lenders, the Closing Date Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the option right to acquire), directly or indirectly, of more than forty percent (40%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (iii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors; or

(b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock in excess of $1,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Closing Date Holder” means that Person (including its Affiliates) who, as of the Closing Date, owns more than ten percent (10%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent body) of the Borrower.

CREDIT AGREEMENT – Page 7

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents; provided that in the case of a Credit Party holding Capital Stock in a First-Tier Foreign Subsidiary, the collateral security shall be limited to 100% of the non-voting Capital Stock and 66% of the total outstanding voting Capital Stock of any such First-Tier Foreign Subsidiary.

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes accrued during such period, (ii) Consolidated Interest Expense for such period, (iii) amortization, depreciation and other non-cash items for such period, including any non-cash write-downs or non-cash write-offs including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations) and (v) non-cash stock compensation expense, less (c) interest income, Federal, state, local and foreign income tax benefits, write-ups, re-evaluations and non-cash gains resulting from the marking or re-evaluation of any asset and any extraordinary gains during such period. For purposes of this Agreement, (a) Consolidated EBITDA shall be adjusted on a Pro Forma Basis, to the extent applicable, and (b) notwithstanding the definition of Consolidated EBITDA set forth in the immediately preceding sentence, to the extent (if any) that Consolidated EBITDA calculated only with respect to Foreign Subsidiaries exceeds 50% of Consolidated EBITDA calculated for the Borrower and its Subsidiaries, Consolidated EBITDA shall be reduced by the amount by which Consolidated EBITDA calculated only with respect to Foreign Subsidiaries exceeds Consolidated EBITDA calculated only with respect to the Borrower and its Domestic Subsidiaries.

“Consolidated Funded Indebtedness” means, on any date of determination, the Dollar Amount of outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (a), (b), (c), (e) and (f) (provided such obligations are not contingent on such date and excluding (i) undrawn obligations under Letters of Credit and (ii) obligations in respect of surety bonds to the extent the Borrower and its Subsidiaries have no direct liability therefor) of the definition of “Indebtedness”, and, without duplication, any Guaranty Obligation of the foregoing.

CREDIT AGREEMENT – Page 8

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements but excluding non-cash debt amortization) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below or a Permitted Servicing Joint Venture), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time of such declaration or payment permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case such net income is excluded only to the extent of such prohibition or taxes.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by at least 51% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

CREDIT AGREEMENT – Page 9

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender

CREDIT AGREEMENT – Page 10

solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Revolving Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Revolving Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount expressed in an Alternative Currency, such amount converted to Dollars on the basis of the exchange rate as shown on Reuters World Currency Page for such Alternative Currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent upon notice to the Borrower, the Issuing Lender and the Lenders or, in the event no such service is selected, on the basis of the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. two (2) Business Days prior to the most recent Revaluation Date.

CREDIT AGREEMENT – Page 11

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) that has at any time within the preceding seven (7) years been maintained or administered for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan.

“Euro” means the lawful currency of the participating member states of the European Union.

“Environmental Claims” means any and all applicable administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency on the date on or as of which such amount is to be determined.

CREDIT AGREEMENT – Page 12

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Availability” means the sum of (a) available unused Revolving Credit Commitments after giving effect to the Dollar Amount of any borrowings and Letters of Credit under the Revolving Credit Facility plus (b) the Dollar Amount of unrestricted cash and Cash Equivalents on hand of the Borrower and its Subsidiaries minus (c) the Dollar Amount of all letters of credit issued and outstanding under any other credit facility permitted by Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any date, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate instead shall be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiaries” shall mean those Subsidiaries listed on Schedule 1.1(a), provided that (i) the income generated by such Excluded Subsidiaries does not at any time, in the aggregate, exceed 5% of Consolidated Net Income of the Borrower and its Subsidiaries and (ii) the assets of such Excluded Subsidiaries do not at any time, in the aggregate, exceed 5% of the Consolidated total assets of the Borrower and its Subsidiaries.

CREDIT AGREEMENT – Page 13

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure (other than as a result of a Change in Law, which makes the amended or successor version of the applicable law, rule, regulation or treaty materially more onerous to comply with or otherwise where such amended or successor version is not substantively comparable to the current version of the applicable law, rule, regulation or treaty) to comply with Section 4.11(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of January 22, 2008, and as amended to the date hereof, among Global Power Equipment Group Inc., the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and The CIT Group/Business Credit Inc., as revolving agent.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the Dollar Amount of the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the Dollar Amount of the L/C Obligations then outstanding and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so

CREDIT AGREEMENT – Page 14

published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Agent Fee Letter and (b) the separate fee letter agreement dated December 20, 2012 between the Borrower and U.S. Bank National Association.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the Dollar Amount of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

CREDIT AGREEMENT – Page 15

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposits in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any applicable Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any hazardous substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

CREDIT AGREEMENT – Page 16

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement permitted under Article VIII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Increased Amount Date” has the meaning assigned thereto in Section 4.13.

“Incremental Lender” has the meaning assigned thereto in Section 4.13.

“Incremental Loan Commitments” has the meaning assigned thereto in Section 4.13.

“Incremental Loans” has the meaning assigned thereto in Section 4.13.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person and accrued liabilities incurred in the ordinary course of business;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

CREDIT AGREEMENT – Page 17

(f) all obligations, contingent or otherwise, of any such Person (i) relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, (ii) with respect to banker’s acceptances issued for the account of any such Person and (iii) with respect to surety bonds and similar instruments;

(g) all obligations of any such Person in respect of Disqualified Capital Stock;

(h) all net obligations of such Person under any Hedge Agreements;

(i) the outstanding attributed principal amount under any asset securitization program; and

(j) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include its pro rata share of the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto.

“L/C Commitment” means the lesser of (a) Seventy-Five Million Dollars ($75,000,000) and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

CREDIT AGREEMENT – Page 18

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired Dollar Amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Left Lead Arranger” means Wells Fargo Securities, LLC.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption and any other Person that shall become a party to this Agreement as a Lender pursuant to a Lender Joinder Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 4.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in the applicable Permitted Currency for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not available at such time for any reason, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in the applicable Permitted Currency in minimum amounts of at least the Equivalent Amount of $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of

CREDIT AGREEMENT – Page 19

determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letters, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1(b) hereto.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material

CREDIT AGREEMENT – Page 20

impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means (a) any written contract or other written agreement of any Credit Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum or (b) any other contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees that are required to be paid by the Borrower pursuant hereto), charges,

CREDIT AGREEMENT – Page 21

indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12(b)).

“Participant” has the meaning assigned thereto in Section 11.9(d).

“Participant Register” has the meaning assigned thereto in Section 11.9(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

CREDIT AGREEMENT – Page 22

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;

(b) the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(c) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 8.11;

(d) if such transaction is a merger or consolidation, the Borrower or a Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

(e) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 7.14 to be delivered at the time required pursuant to Section 7.14;

(f) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Consolidated Funded Indebtedness incurred in connection therewith) with each covenant contained in Section 8.15;

(g) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Administrative Agent, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

CREDIT AGREEMENT – Page 23

(h) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(i) the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders prior to the consummation of such acquisition if the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the twelve (12) month period immediately preceding such acquisition exceeds (a) if the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Consolidated Funded Indebtedness incurred in connection therewith) is equal to or less than 1.75 to 1.00, $75,000,000 and (b) if the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Consolidated Funded Indebtedness incurred in connection therewith) is greater than 1.75 to 1.00, $50,000,000;

(j) the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent, that the Consolidated EBITDA for the four (4) fiscal quarter period ended immediately prior to the proposed closing date of such acquisition but calculated on a Pro Forma Basis after giving effect to the acquisition shall in no event be less than 90% of the Consolidated EBITDA for the four (4) fiscal quarter period ended immediately prior to the proposed closing date of such acquisition;

(k) after giving effect to the acquisition, the Borrower shall have Excess Availability of at least $30,000,000; and

(l) the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash and Cash Equivalents, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Subsidiary, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such

CREDIT AGREEMENT – Page 24

information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other material agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.

“Permitted Liens” means the Liens permitted pursuant to Section 8.2.

“Permitted Servicing Joint Venture” means a joint venture, limited liability company or other business entity between a Credit Party and one or more third parties (each, a “Joint Venture”) that meets each and all of the following criteria: (a) the formation and governing documents for the Joint Venture provide that the liability of the Credit Party that is a party thereto (as among all of the parties to the Joint Venture) is expressly limited to no more than such Credit Party’s pro rata portion of the scope of services and/or other liabilities arising from the Joint Venture, (b) the terms of which formation and governing documents provide for indemnification of such Credit Party against any damages (other than special, indirect or consequential) caused by any other member of the Joint Venture, (c) the scope of the services to be provided by the Joint Venture shall be consistent with the scope of services currently provided by the Credit Parties in the ordinary course of their business (taking into account any services that may be currently subcontracted by the Credit Parties in the ordinary course of their business), (d) the Joint Venture shall be formed solely for the purpose of bidding upon and entering into one or more contracts with one or more customers upon terms that provide that the aggregate contract value as to such Credit Party under each such contract shall be (i) calculated on a “time and materials” basis or “fixed fee at risk” or (ii) a lump sum or fixed fee amount not to exceed $7,500,000 (seven million five hundred thousand Dollars) in the aggregate across all Permitted Servicing Joint Ventures during any 12-month period, and (e) such Credit Party, the Joint Venture or the customer or customers of the Joint Venture shall obtain customary liability and commercial insurance, in amounts and from a reputable insurer as may be necessary for prudent execution of the work by the Joint Venture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 7.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

CREDIT AGREEMENT – Page 25

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and provided further that the foregoing pro forma adjustment shall be without duplication of any cost savings or additional costs that are already included in the calculation of Consolidated EBITDA.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lenders” has the meaning assigned thereto in Section 7.2.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 11.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned thereto in the Security Agreement.

“Required Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of

CREDIT AGREEMENT – Page 26

making a determination of Required Lenders; provided, further, however, at any time there are two or more Lenders, Required Lenders must include at least two Lenders unless there is only one Lender that is not a Defaulting Lender.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 8.6.

“Revaluation Date” means (a) with respect to any Alternative Currency Revolving Credit Loan, each of the following: (i) the date of making any such Loan, (ii) each continuation of such Alternative Currency Revolving Credit Loan, (iii) the last Business Day of each calendar quarter and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall reasonably require and (b) with respect to any Letter of Credit, each of the following: (i) the date of issuance of any Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (iv) the last Business Day of each calendar quarter and (v) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall reasonably require.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $100,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the Dollar Amount of the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

CREDIT AGREEMENT – Page 27

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 4.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan (including any Alternative Currency Revolving Credit Loan) made to the Borrower pursuant to Section 2.1 (including any Incremental Loan), and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) February 21, 2017 (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Dollar Amount of the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“S&P” means Standard & Poor’s Ratings Services, Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

CREDIT AGREEMENT – Page 28

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article VIII, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the security agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the collective reference to the Security Agreement, the Subsidiary Guaranty Agreements, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Servicing Joint Venture Proposal Package” means, with respect to any proposed Permitted Servicing Joint Venture, the following items, each in form reasonably satisfactory to the Administrative Agent:

(a) a copy of the proposed formation and governing documents for the proposed Permitted Servicing Joint Venture, together with a description in reasonable detail of the proposed Permitted Servicing Joint Venture and the nature of the project or projects for which the proposed Permitted Servicing Joint Venture would be formed;

(b) a certificate of a Responsible Officer of the Borrower certifying that:

(i) such proposed Permitted Servicing Joint Venture satisfies the criteria set forth in the definition of “Permitted Servicing Joint Venture” or, if discretionary approval is required with respect to any such criteria, a request for such discretionary approval;

CREDIT AGREEMENT – Page 29

(ii) the entry into such proposed Permitted Servicing Joint Venture would not cause or result in a Default or Event of Default; and

(iii) the Credit Parties are in compliance with the covenants contained in Section 8.15 (both immediately before and after the entry into the proposed Permitted Servicing Joint Venture).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower. In no event shall the term “Subsidiary” include any Permitted Servicing Joint Venture.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than (a) Foreign Subsidiaries to the extent that and for so long as the guaranty of such Foreign Subsidiary would have adverse tax consequences for the Borrower or any other

CREDIT AGREEMENT – Page 30

Credit Party or result in a violation of Applicable Laws and (b) the Excluded Subsidiaries) in existence on the Closing Date or which become a party to the Subsidiary Guaranty Agreement pursuant to Section 7.14.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Aggregate Revolving Commitments.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $10,000,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan

CREDIT AGREEMENT – Page 31

liabilities, or (d) the institution of proceedings by the PBGC to terminate, or the appointment by the PBGC of a trustee with respect to, any Pension Plan, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the actuarial determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status, as the case may be, within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate or the payment of plan contributions.

“Threshold Amount” means $5,000,000.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, fees of accountants and other advisors, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the closing of the Credit Facility or such Permitted Acquisition, as applicable, and approved by the Administrative Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness (other than Indebtedness permitted pursuant to Section 8.1) on the Closing Date, (b) the initial Extensions of Credit, and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007, International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.11(f).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

CREDIT AGREEMENT – Page 32

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 11.8); provided, that for purposes of determining compliance with any incurrence or expenditure tests set forth in Articles VII and/or VIII, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, all financial statements

CREDIT AGREEMENT – Page 33

delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Alternative Currencies.

(a) For purposes of this Agreement, references to the applicable outstanding amount of Revolving Credit Loans, Revolving Credit Outstandings, Letters of Credit or L/C Obligations (including, without limitation, all Alternative Currency Revolving Credit Loans and Alternative Currency Outstandings) shall be deemed to refer to the Dollar Amount thereof.

(b) For purposes of this Agreement, the Dollar Amount of any Alternative Currency Revolving Credit Loan or Letter of Credit denominated in an Alternative Currency shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Alternative Currency Revolving Credit Loan or such Letter of Credit and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Alternative Currency Revolving Credit Loan or Letter of Credit.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may, in consultation with the Borrower, from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may, in consultation with the Borrower, from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

CREDIT AGREEMENT – Page 34

Section 1.7 Additional Alternative Currencies.

(a) The Borrower may from time to time request that LIBOR Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is freely transferable and convertible into Dollars in the United States currency market and freely available to the applicable Lender in the London interbank market. In the case of any such request with respect to the making of LIBOR Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Lender that will be issuing Letters of Credit in such currency.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to LIBOR Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof. Each Lender (in the case of any such request pertaining to LIBOR Rate Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of LIBOR Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Lender, as the case may be, to permit LIBOR Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making LIBOR Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of LIBOR Rate Loans; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Lender. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Borrower.

Section 1.8 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent

CREDIT AGREEMENT – Page 35

amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.9 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.10 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 1.11 Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the Dollar Amount of the principal amount of the obligations guaranteed and still outstanding and the maximum Dollar Amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

Section 1.12 Covenant Compliance Generally. For purposes of determining compliance under Sections 8.1, 8.2, 8.3, 8.5, 8.6 and 8.15 any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, 8.2 and 8.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.12 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

Section 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Permitted Currencies from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings

CREDIT AGREEMENT – Page 36

shall not exceed the Revolving Credit Commitment, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment, (c) the Dollar Amount of the Alternative Currency Outstandings shall not exceed an amount equal to the Alternative Currency Sublimit and (d) the Dollar Amount of the aggregate principal amount of outstanding Revolving Credit Loans from any Lender plus such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

Section 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Dollar Amount of the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower

CREDIT AGREEMENT – Page 37

hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 9.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

CREDIT AGREEMENT – Page 38

Section 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (iii) at least four (4) Business Days before each Alternative Currency Revolving Credit Loan, of its intention to borrow, specifying: (A) the date of such borrowing, which shall be a Business Day, (B) whether such Loan is to be a Revolving Credit Loan or a Swingline Loan; (C) if such Loan is an Alternative Currency Revolving Credit Loan, the applicable Alternative Currency in which such Loan is to be funded; (D) if such Loan is a Revolving Credit Loan denominated in Dollars, whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan; (E) if such Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; and (F) the amount of such borrowing, which shall be, (1) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if such borrowing is denominated in an Alternative Currency, 5,000,000 units of such currency and whole multiples of 1,000,000 units in excess thereof), (2) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000, or a whole multiple of $1,000,000, in excess thereof (or, if such borrowing is denominated in an Alternative Currency, 5,000,000 units of such currency and whole multiples of 1,000,000 units in excess thereof) or (3) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. If the Borrower fails to specify a currency in a Notice of Borrowing, then the Loan so requested shall be made in Dollars. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the applicable office of the Administrative Agent in the applicable Permitted Currency in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Administrative Agent will make such Loans available to the Borrower (and the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section) by promptly crediting the amounts so received, in like funds, to the applicable deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any

CREDIT AGREEMENT – Page 39

Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

(c) Lending Offices. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that (i) all terms of this Agreement shall apply to any such branch or Affiliate and (ii) the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided that no action by a Lender pursuant to this subsection shall result in the Borrower incurring incremental obligations under Section 4.10 or Section 4.12 or result in the application of Section 4.8(b).

Section 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in the applicable Permitted Currency in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in Dollars in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) Aggregate Revolving Credit Commitment. If, as of the most recent Revaluation Date or at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), based upon the Dollar Amount of all Revolving Credit Outstandings, (A) solely because of currency fluctuation, the Dollar Amount of the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds one hundred and five percent (105%) of the Revolving Credit Commitment or (B) for any other reason, the Dollar Amount of the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, then, in each such case, the Borrower shall (1) first, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Swingline Loans submitted in respect of such Swingline Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (2) second, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving

CREDIT AGREEMENT – Page 40

Credit Commitment, (3) third, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are LIBOR Rate Loans denominated in Dollars (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (4) fourth, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Alternative Currency Revolving Credit Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment and (5) fifth, with respect to any Letters of Credit then outstanding, if (and to the extent) necessary to collateralize such amount in excess of the Revolving Credit Commitment, immediately Cash Collateralize the L/C Obligations in an aggregate amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment (such cash collateral to be applied in accordance with Section 9.2(b)).

(ii) Alternative Currency Sublimit. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), based upon the Dollar Amount of all outstanding Alternative Currency Revolving Credit Loans, (A) solely because of currency fluctuation, the outstanding principal amount of (1) all Alternative Currency Revolving Credit Loans exceeds the Alternative Currency Sublimit or (B) for any other reason, the outstanding principal amount of all Alternative Currency Revolving Credit Loans exceeds the Alternative Currency Sublimit, then, in each such case, the Borrower shall, if (and to the extent) necessary to eliminate such amount in excess of the Alternative Currency Sublimit, immediately repay outstanding Alternative Currency Revolving Credit Loans of the applicable Permitted Currency (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such amount in excess of the Alternative Currency Sublimit.

(iii) Swingline Commitment. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), the outstanding principal amount of all Swingline Loans exceeds the Swingline Sublimit for any reason, then, the Borrower shall, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the amount of such excess.

(iv) Excess L/C Obligations. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), based upon the Dollar Amount of all outstanding L/C Obligations, (i) solely because of currency fluctuation, the outstanding principal amount of all L/C Obligations exceeds one hundred and five percent (105%) of the L/C Commitment or (ii) for any other reason, the

CREDIT AGREEMENT – Page 41

outstanding principal amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the Borrower shall, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the Dollar Amount of such amount in excess of the L/C Commitment (such cash collateral to be applied in accordance with Section 9.2(b)).

(v) Compliance and Payments. The Borrower’s compliance with this Section 2.4(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which (A) the Borrower requests that the applicable Lenders make a Revolving Credit Loan, (B) the Borrower requests that the Swingline Lender make a Swingline Loan or (C) the Borrower requests that an Issuing Lender issue a Letter of Credit. Each such repayment pursuant to this Section 2.4(b) shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before prepayment of each LIBOR Rate Loan denominated in Dollars and (iii) at least four (4) Business Days before prepayment of each Alternative Currency Revolving Credit Loan, specifying (A) the date and amount of prepayment, (B) whether the prepayment is of Revolving Credit Loans, Swingline Loans or a combination thereof, and, if a combination thereof, the amount allocable to each, (C) the applicable Alternative Currency in which any Revolving Credit Loan being prepaid is denominated and (D) with respect to Revolving Credit Loans denominated in Dollars, whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of (i) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans) or any lesser amount outstanding, (ii) $5,000,000, or a whole multiple of $1,000,000 in excess thereof (or, if the Loan is in an Alternative Currency, 5,000,000 units of such currency and whole multiples of 1,000,000 units in excess thereof) with respect to LIBOR Rate Loans or any lesser amount outstanding and (iii) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans or any lesser amount outstanding. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

CREDIT AGREEMENT – Page 42

(e) Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement.

Section 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

Section 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

Section 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) denominated in Dollars or one or more Alternative Currencies for the account of the Borrower on any Business

CREDIT AGREEMENT – Page 43

Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment, (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment or (c) the Alternative Currency Outstandings would exceed the Alternative Currency Sublimit. Each Letter of Credit shall (i) be denominated in a Permitted Currency in a minimum amount to be agreed to by the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) be in a form satisfactory to the Issuing Lender, (iv) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

Section 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Revolving Credit Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

CREDIT AGREEMENT – Page 44

Section 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 4.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender as set forth in the Agent Fee Letter. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary administrative costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to the Dollar Amount of such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

CREDIT AGREEMENT – Page 45

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date (which amount shall be payable in Dollars in the applicable amount determined in accordance with Section 3.4(a)). If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) All payments made by any L/C Participant under this Section shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that the Borrower shall be liable for any currency exchange loss pursuant to the terms of Section 4.10(d).

Section 3.5 Reimbursement Obligations.

(a) Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and the Dollar Amount of a draft paid under any Letter of Credit for the Dollar Amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by such Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency).

CREDIT AGREEMENT – Page 46

(b) Reimbursement Obligation of the Lenders. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan denominated in Dollars bearing interest at the Base Rate on such date in the Dollar Amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by such Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Revolving Lenders shall make such requested Revolving Credit Loan, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit issued by such Issuing Lender is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

Section 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the

CREDIT AGREEMENT – Page 47

Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

Section 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

Section 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower:

(i) Revolving Credit Loans (other than Alternative Currency Revolving Credit Loans) shall bear interest at (A) the Base Rate plus the Applicable Margin applicable to Loans as to which interest is to be determined on the basis of the Base Rate or (B) the LIBOR Rate plus the Applicable Margin applicable to Loans as to which interest is to be determined on the basis of the LIBOR Rate (provided that the LIBOR Rate shall not be available until the third Business Day after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement (any such letter, a “Closing Date Indemnification Letter”));

(ii) the Alternative Currency Revolving Credit Loans shall bear interest at the LIBOR Rate plus the Applicable Margin applicable to Loans as to which interest is to be determined on the basis of the LIBOR Rate (provided that the LIBOR Rate shall not be available until four (4) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a Closing Date Indemnification Letter); and

(iii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans.

The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified a currency as provided herein shall be deemed a Revolving Credit Loan denominated in Dollars. Any Revolving Credit Loan denominated in Dollars or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan or any portion thereof as to which the Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan for a one (1) month Interest Period.

CREDIT AGREEMENT – Page 48

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(v) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default:

(A) the Borrower shall no longer have the option to request Alternative Currency Revolving Credit Loans, LIBOR Rate Loans, Swingline Loans or Letters of Credit;

(B) all outstanding LIBOR Rate Loans denominated in Dollars shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans denominated in Dollars until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans;

CREDIT AGREEMENT – Page 49

(C) all outstanding LIBOR Rate Loans denominated in an Alternative Currency shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans denominated in such Alternative Currency;

(D) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans; and

(E) all other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) applicable to such other Obligation (provided, that if no rate for such other Obligation is set forth herein or in such other Loan Document, then such Obligation shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans); and

(F) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.

Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2012; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined on the basis of the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Subject to Section 4.1(e) below, all other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in

CREDIT AGREEMENT – Page 50

effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Section 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to:

(a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars;

(b) upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in Dollars, (i) convert any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or the entire remaining amount thereof or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans;

(c) upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in an Alternative Currency, continue such LIBOR Rate Loans as LIBOR Rate Loans in such Alternative Currency.

Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan denominated in Dollars and four (4) Business Days before the day on which a proposed conversion or continuation of such Loan denominated in an Alternative Currency is to be effective specifying:

(A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor (including the applicable Permitted Currency in which such Loan(s) is (are) denominated);

(B) the effective date of such conversion or continuation (which shall be a Business Day);

(C) the principal amount of such Loans to be converted or continued; and

CREDIT AGREEMENT – Page 51

(D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.

The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Section 4.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 4.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee in Dollars (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2012 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Revolving Credit Commitment has been terminated. Such Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 4.4 Manner of Payment.

(a) Loans Denominated in Dollars and Letters of Credit. Each payment by the Borrower on account of the principal of or interest on any Loan denominated in Dollars or any Letter of Credit or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit) payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.

CREDIT AGREEMENT – Page 52

Upon receipt by the Administrative Agent of each such payment, the Administrative Agent (i) shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage (or other applicable share as provided herein) of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.12 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) and (iii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment.

(b) Loans Denominated in an Alternative Currency. Each payment by the Borrower on account of the principal of or interest on any Loan denominated in any Alternative Currency payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in the same Alternative Currency in which the Loan was made (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent (i) shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage (or other applicable share as provided herein) of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender. Subject to Section 4.1(b)(ii) and (iii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, subject to Section 4.10(d), the Borrower shall make such payment in Dollars in the Dollar Amount of such payment.

CREDIT AGREEMENT – Page 53

(c) Defaulting Lenders. Notwithstanding the foregoing clauses (a) and (b), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.14(b).

Section 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans Alternative Currency Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

CREDIT AGREEMENT – Page 54

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 4.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share in the applicable Permitted Currency available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount in the applicable Permitted Currency. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent in the applicable Permitted Currency, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at

(i) in the case of a payment to be made by such Lender, (A) with respect to any Loan denominated in Dollars, the greater of (1) the daily average Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) with respect to any Loan denominated in an Alternative Currency, the greater of (1) a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

CREDIT AGREEMENT – Page 55

(ii) in the case of a payment to be made by the Borrower, (A) with respect to any Loan denominated in Dollars, the interest rate applicable to Base Rate Loans and (B) with respect to any Loan denominated in an Alternative Currency, a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.

If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

Section 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability and Alternative Currency Availability. In connection with any request for a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR, an Alternative Currency Revolving Credit Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the applicable interbank market (including, without limitation, the London interbank Eurodollar market) for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR, (iii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without

CREDIT AGREEMENT – Page 56

limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iv) it has become otherwise materially impractical for the Lenders to make any Alternative Currency Revolving Credit Loans or (v) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to LIBOR, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR, or an Alternative Currency Revolving Credit Loan, as applicable, shall be suspended, and:

(A) in the case of LIBOR Rate Loans denominated in Dollars, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; and

(B) in the case of LIBOR Rate Loans denominated in an Alternative Currency, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR denominated in Dollars as of the last day of such Interest Period;

provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses, if any, incurred by the Administrative Agent and the Lenders in effecting such conversion.

(b) Laws Affecting LIBOR Rate Availability and Alternative Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations whether denominated in Dollars or an Alternative Currency hereunder to make or maintain any LIBOR Rate Loan, any Base Rate Loan as to which the interest rate is determined by reference to LIBOR or any

CREDIT AGREEMENT – Page 57

Alternative Currency Revolving Credit Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, Base Rate Loans as to which the interest rate is determined by reference to LIBOR or Alternative Currency Revolving Credit Loans, as applicable, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined by reference to LIBOR or an Alternative Currency Revolving Credit Loan, as applicable, shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period; provided that the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

Section 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans or the Alternative Currency Revolving Credit Loans, as applicable, in the applicable interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender; or

CREDIT AGREEMENT – Page 58

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or the Issuing Lender or the London interbank or other applicable market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans or Alternative Currency Revolving Credit Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or Alternative Currency Revolving Credit Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that, at such time such person shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section 4.10(a).

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered; provided that, at such time such Lender or Issuing Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section 4.10(b).

CREDIT AGREEMENT – Page 59

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent or the Issuing Lender or L/C Participant, pay to the Administrative Agent, any Lender, the Issuing Lender or such L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change over to or operation of the Euro or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of (1) any payment being made by the Borrower in a currency other than that originally extended to the Borrower (other than with respect to Letter of Credit fees and commissions) or (2) the failure of the Borrower to repay a Loan or Letter of Credit Obligation denominated in a currency other than Dollars. A certificate of the Administrative Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent, Lender, the Issuing Lender or L/C Participant shall be conclusively presumed to be correct save for manifest error.

(e) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.11 Taxes.

(a) Issuing Bank. For purposes of this Section 4.11, the term “Lender” includes the Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without

CREDIT AGREEMENT – Page 60

deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested

CREDIT AGREEMENT – Page 61

by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of

CREDIT AGREEMENT – Page 62

Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

CREDIT AGREEMENT – Page 63

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender and the Issuing Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g). The agreements in paragraph (g) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

CREDIT AGREEMENT – Page 64

Section 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender delivers notice to the Administrative Agent pursuant to Section 4.8(b), or requests compensation under Section 4.10, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would make it lawful or possible, as the case may be, to honor its obligations to make or maintain LIBOR Rate Loans or Alternative Currency Revolving Credit Loans hereunder or would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender becomes unable to make or maintain LIBOR Rate Loans or Alternative Currency Revolving Credit Loans under Section 4.8(b), requests compensation under Section 4.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, (including any withholding Tax resulting from a Lender’s failure to comply with FATCA) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

CREDIT AGREEMENT – Page 65

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.13 Incremental Loans.

(a) At any time during the four year period following the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental revolving credit commitments (any such incremental revolving credit commitment, an “Incremental Loan Commitments”) to make incremental revolving credit loans (any such incremental revolving credit loans, an “Incremental Loans”); provided that (1) the total aggregate amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $50,000,000 and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Swing Line Lender, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a pro forma

CREDIT AGREEMENT – Page 66

basis with the financial covenants set forth in Section 8.15 both before and after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(C) the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(D) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(E) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall mature on the Revolving Credit Maturity Date, shall bear interest at a rate determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower and shall be subject to the same terms and conditions as the Revolving Credit Loans; interest rate margins and/or unused fees with respect to any Incremental Loan Commitment may be higher than the interest rate margins and/or unused fees applicable to the then existing Revolving Credit Commitments; provided that if the interest rate margins and/or unused fees, as applicable, in respect of any Incremental Loan Commitment exceed the interest rate margins and/or unused fees, as applicable, for the initial Revolving Credit Facility, then the interest rate margins and/or unused fees, as applicable, for the initial Revolving Credit Facility shall be increased so that the interest rate margins and/or unused fees, as applicable, are equal to the interest rate margins and/or unused fees for such Incremental Loan Commitment (and the Incremental Loans made thereunder); provided further that, in determining the interest rate margins and unused fees applicable to the Incremental Loan Commitment and the then existing Revolving Credit Commitments, (1) any upfront fees payable by the Borrower to the Lenders under the then existing Revolving Credit Commitments or any Incremental Loan Commitment, in each case in the initial primary syndication thereof and the effects of any and all interest rate floors, shall be included (with such upfront fees being equated to interest based on an assumed four-year life to maturity), (2) customary arrangement or commitment fees payable to any Arranger (or its affiliates) or to one or more arrangers (or their affiliates) in connection with the then existing Revolving Credit Commitments or to one or more arrangers (or their affiliates) of any Incremental Loan Commitment shall be excluded and (3) in the event that, at the time of determination, the Applicable Margin is determined based on a pricing grid, the interest rate margins and unused fees shall be measured for purposes of this clause (E) by reference to each level of the pricing grid;

CREDIT AGREEMENT – Page 67

(F) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Loan Commitments) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Loan Commitment) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment);

(G) except as provided above, all of the other terms and conditions applicable to such Incremental Loan Commitments shall, except to the extent otherwise provided in this Section 4.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(H) any Incremental Lender with an Incremental Loan Commitment shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Loan Commitment shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(I) such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.13); and

(J) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan) reasonably requested by Administrative Agent in connection with any such transaction.

(b) The Incremental Lenders shall be included in any determination of the Required Lenders, and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date on which any Incremental Loan Commitments become effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Loan Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Loan Commitment.

CREDIT AGREEMENT – Page 68

Section 4.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender (and such cash collateral shall be in the same Permitted Currency as the Fronting Exposure of the Issuing Lender and the Swingline Lender), as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than Liens permitted by Section 8.2(l)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

CREDIT AGREEMENT – Page 69

Section 4.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the

CREDIT AGREEMENT – Page 70

conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C) With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.2

CREDIT AGREEMENT – Page 71

are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Aggregate Revolving Commitments (without giving effect to Section 4.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 4.16 Regulatory Limitation; Further Assurances. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Revolving Credit Loans (taking into account the Dollar

CREDIT AGREEMENT – Page 72

Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Revolving Credit Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

Section 5.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2010, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2.

CREDIT AGREEMENT – Page 73

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the case of a Credit Party holding Capital Stock in a First-Tier Foreign Subsidiary, such Capital Stock

CREDIT AGREEMENT – Page 74

shall not serve as Collateral for the Secured Obligations, other than any non-voting Capital Stock and 66% of the total outstanding voting Capital Stock of any such First-Tier Foreign Subsidiary.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received evidence of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance, and if requested by the Administrative Agent, copies of such insurance policies.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

CREDIT AGREEMENT – Page 75

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the three Fiscal Years most recently ended for which such audited Consolidated balance sheets are available and the related audited statements of income and retained earnings and cash flows for such Fiscal Years and (B) unaudited Consolidated balance sheets of the Borrower and its Subsidiaries for each quarterly period ended since the last audited Consolidated balance sheet and related unaudited interim statements of income and retained earnings for each such quarterly period.

(ii) Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the Fiscal Year ending December 31, 2015, which shall not be inconsistent with any financial information or projections previously delivered to the Arrangers.

(iii) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, each Credit Party and each Subsidiary thereof is each Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenants contained in Section 8.15, (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(iv) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

CREDIT AGREEMENT – Page 76

(f) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(iii) Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 8.1) shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release. Any existing Indebtedness permitted pursuant to Section 8.1 shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

(iv) PATRIOT Act. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

(v) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

CREDIT AGREEMENT – Page 77

Section 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue, increase or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance, increase or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of such borrowing, issuance, increase or extension date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance, increase or extension date with respect to such Letter of Credit or after giving effect to the issuance, increase or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) or Section 4.2, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:

Section 6.1 Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 6.1.

CREDIT AGREEMENT – Page 78

Section 6.2 Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 6.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.2. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 6.2. The shareholders or other owners, as applicable, of each Credit Party (other than the Borrower) and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 6.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 6.2.

Section 6.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies, regardless of whether considered in a proceeding in equity or at law.

Section 6.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) except as set forth on Schedule 6.4, require any consent of any other Person, except such as have been obtained and are in full force and effect, or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, except to the extent such conflict, breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents or filings under the UCC and (ii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.

CREDIT AGREEMENT – Page 79

Section 6.5 Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case of clauses (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

Section 6.6 Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax and information returns required by Applicable Law to be filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. Except as set forth on Schedule 6.6, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary thereof and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years (other than with respect to Fiscal Year 2005) and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

Section 6.7 Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

CREDIT AGREEMENT – Page 80

Section 6.8 Environmental Matters.

(a) The properties currently owned, leased or operated by each Credit Party and each Subsidiary thereof do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws, and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) The properties previously owned, leased or operated by each Credit Party and each Subsidiary did not contain, during the time period owned, leased or operated by such Credit Party or such Subsidiary, any Hazardous Materials in amounts or concentrations which constituted a violation of applicable Environmental Laws, and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) Except to the extent, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(d) No Credit Party nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with applicable Environmental Laws that individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(e) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability to any Credit Party or any Subsidiary thereof under, applicable Environmental Laws, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability to any Credit Party or any Subsidiary thereof under, any applicable Environmental Laws, and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(f) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any applicable Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith that, individually or in the aggregate, could reasonably

CREDIT AGREEMENT – Page 81

be expected to result in a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof or such properties or such operations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(g) There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability to any Credit Party or any Subsidiary thereof under applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 6.9 Employee Benefit Matters.

(a) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans (excluding Multiemployer Plans) other than those identified on Schedule 6.9;

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans (excluding all Multiemployer Plans) except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan (excluding all Multiemployer Plans) that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.

CREDIT AGREEMENT – Page 82

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) to the best knowledge of the Borrower, failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e) No Termination Event has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(g) No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

Section 6.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 8.2 or Section 8.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

Section 6.11 Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to any Applicable Law which limits its ability to incur or consummate the transactions evidenced by the Loan Documents.

CREDIT AGREEMENT – Page 83

Section 6.12 Material Contracts. Schedule 6.12 sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 6.12 and for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof (other than those that have expired at the end of their normal term). To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.12 or any other Schedule hereto. As of the Closing Date, no Credit Party nor any Subsidiary thereof (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

Section 6.13 Employee Relations. No Credit Party or any Subsidiary thereof is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.13. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

Section 6.15 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.1(e)(i) are complete and correct and fairly present on a Consolidated basis, in all material respects, the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments and the absence of footnotes for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 5.2(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being understood that such projections are subject to uncertainties and conditions, many of which

CREDIT AGREEMENT – Page 84

are beyond the control of the Credit Parties and their Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ in a material manner from such projections).

Section 6.16 No Material Adverse Change. Since December 31, 2010, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

Section 6.17 Solvency. The Credit Parties, on a Consolidated basis, are Solvent.

Section 6.18 Titles to Properties. As of the Closing Date, the real property listed on Schedule 6.18 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and good and marketable title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and such defects of title that are not reasonably expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.02.

Section 6.19 Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 6.20 OFAC. No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 6.21 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any (i) Material Contract or (ii) any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would

CREDIT AGREEMENT – Page 85

require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, where such default or event of default, in the case of clause (ii), could individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.22 Senior Indebtedness Status. The Obligations of each Credit under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness.

Section 6.23 Investment Bankers’ and Similar Fees. No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions, other than fees payable to Houlihan Lokey.

Section 6.24 Security Documents. The Security Documents, once executed and delivered, will create, in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement) and (iii) delivery of the applicable documents to the Administrative Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Agreement with respect to limitations as to perfection of Liens on the Collateral described therein) superior to and prior to the rights of all third persons and subject to no Liens other than Permitted Liens.

Section 6.25 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 6.26 Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material written information (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by

CREDIT AGREEMENT – Page 86

other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Aggregate Revolving Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

Section 7.1 Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as practicable and in any event within seventy-five (75) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2011), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2012), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding

CREDIT AGREEMENT – Page 87

figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.

(c) Annual Business Plan and Budget. As soon as practicable and in any event within seventy-five (75) days after the end of each Fiscal Year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected Consolidated income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 8.15 and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for the period covered thereby.

Section 7.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 7.1(a) or (b) (other than with respect to the financial statements for the Fiscal Year ended December 31, 2011) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by a Responsible Officer of the Borrower and a report containing management’s discussion and analysis of such financial statements;

(b) promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all material reports, if any, submitted to any Credit Party by their respective independent public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower and its Subsidiaries made by such accountants, including, without limitation, any management report and any management responses thereto;

(c) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

CREDIT AGREEMENT – Page 88

(d) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(g) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(h) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on the date the Borrower delivers such documents to the Administrative Agent by electronic mail; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents pursuant to clauses (i) and (ii) above and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

CREDIT AGREEMENT – Page 89

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 7.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses, that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of applicable Environmental Laws that could reasonably be expected to result in a Material Adverse Effect;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

CREDIT AGREEMENT – Page 90

(e) any attachment, judgment, lien, levy or order exceeding the Threshold Amount that is assessed against or threatened in writing against any Credit Party or any Subsidiary thereof;

(f) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(g) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan (excluding all Multiemployer Plans) under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA upon an asserted complete or partial withdrawal as to which there is a reasonable likelihood that the withdrawal liability will be finally determined to be substantially correct and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(h) any notices of default given or received with respect to any Permitted Servicing Joint Venture and, upon written request of the Administrative Agent, such additional material or documentation provided by or to the Credit Parties with respect to each such Permitted Servicing Joint Venture as may be reasonably requested; and.

(i) any event which makes any of the representations set forth in Article VI that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Article VI that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

Each notice pursuant to Section 7.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto. Each notice pursuant to Section 7.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 7.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 8.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect; provided, further, that nothing in this Section 7.4 shall prevent any Credit Party from discontinuing operations or maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

CREDIT AGREEMENT – Page 91

Section 7.5 Maintenance of Property and Licenses.

(a) In addition to the requirements of any of the Security Documents and except for dispositions permitted hereunder or under the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner; provided, that nothing in this Section 7.5(a) shall prevent any Credit Party from discontinuing the protection or preservation or maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted; provided, that no Credit Party or any of its Subsidiaries shall be required to preserve any such licenses, permits, certifications, qualifications, approvals or franchises if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or the Lenders.

Section 7.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.7 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

CREDIT AGREEMENT – Page 92

Section 7.8 Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices that if not so paid could reasonably be expected to result in a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 7.9 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.10 Environmental Laws. In addition to and without limiting the generality of Section 7.9, (a) materially comply with, and ensure such material compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and materially comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and materially comply with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding applicable Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

Section 7.11 Compliance with ERISA. In addition to and without limiting the generality of Section 7.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans (excluding all Multiemployer Plans), (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan (excluding all Multiemployer Plans) in such a manner

CREDIT AGREEMENT – Page 93

that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 7.12 Compliance with Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except as could not reasonably be expected to have a Material Adverse Effect.

Section 7.13 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable written notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuance of an Event of Default, (a) any such visits and inspections by any Lender (excluding any Lender that also acts as Administrative Agent) shall be at such Lender’s expense and (b) the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and each such visit or inspection by the Administrative Agent shall be at the Borrower’s expense; provided, further upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice. The Borrower and its Subsidiaries may place reasonable limits on access to information which is proprietary or constitutes trade secrets and need not disclose any information if such disclosure would be prohibited by a confidentiality agreement entered into by the Borrower or such Subsidiary on an arm’s length basis and in good faith. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

Section 7.14 Additional Subsidiaries.

(a) Additional Domestic Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original

CREDIT AGREEMENT – Page 94

Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after notification), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-six percent (66%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First Tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents, opinions and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 7.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 7.14(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition).

(d) Exclusions. The provisions of this Section 7.14 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

Section 7.15 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the acquisition of Capital Assets and (b) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement. The Borrower shall use the proceeds of any Incremental Loans as permitted pursuant to Section 4.13.

CREDIT AGREEMENT – Page 95

Section 7.16 Further Assurances. Maintain the security interest created by the Security Documents, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

Section 7.17 Post Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 7.17, in each case within the time limits specified on such schedule.

Section 7.18 Permitted Servicing Joint Ventures.

(a) The Borrower shall submit a Servicing Joint Venture Proposal Package with respect to a proposed Joint Venture to the Administrative Agent at least ten (10) Business Days prior to the time at which the formation and governing documents of such Joint Venture would become binding upon a Credit Party. If the Borrower submits a Servicing Joint Venture Package for an Investment that does not satisfy the criteria set forth in the definition of “Permitted Servicing Joint Venture”, the Administrative Agent may, in its sole discretion, determine to approve such Investment as a “Permitted Servicing Joint Venture”, notwithstanding the failure of such Investment to satisfy the criteria set forth in the definition of “Permitted Servicing Joint Venture”. The Administrative Agent shall respond to the Borrower’s request for such approval within five (5) Business Days after receipt of the Servicing Joint Venture Proposal Package.

(b) Within five (5) Business Days following the execution of definitive documentation relating to such Permitted Servicing Joint Venture, the Borrower shall deliver to the Administrative Agent sufficient copies of all such definitive documentation for distribution to the Lenders (any such documentation that meets the definition of a Material Contract, shall be considered a Material Contract).

Section 7.19 Foreign Counsel Opinions. If, at any time, any First Tier Foreign Subsidiary shall (a) generate 10% or more of Consolidated EBITDA or (b) own 10% or more of the consolidated total assets of the Borrower and its Subsidiaries, the Borrower shall provide favorable opinions of local foreign counsel, addressed to the Administrative Agent and each Lender, as to the perfection of the security interest in sixty-six percent (66%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of such First Tier Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

CREDIT AGREEMENT – Page 96

ARTICLE VIII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Aggregate Revolving Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.

Section 8.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c) Indebtedness existing on the Closing Date and listed on Schedule 8.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d) Indebtedness incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 8.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness (excluding obligations in respect of surety bonds to the extent such Person has no direct liability therefor) does not exceed $2,500,000 at any time outstanding;

(f) Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section;

(g) unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party in an aggregate principal amount for all such Non-Guarantor Subsidiaries not to exceed $10,000,000 at any time outstanding other than in respect of a Permitted Acquisition (provided that any Indebtedness owed by such Non-Guarantor Subsidiary to any Credit Party pursuant to this clause (ii) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents) and (iii) owed

CREDIT AGREEMENT – Page 97

by any Credit Party to any Non-Guarantor Subsidiary (provided, that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing; provided that the aggregate amount of all such Indebtedness under this Section 8.1(i), when added together with all Indebtedness consisting of performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, and reimbursement obligations permitted under Section 8.1(c), does not exceed the lesser of (i) the amount of bonding capacity the Borrower has been assigned by national bonding companies that are non-Affiliates of the Borrower or any of its Subsidiaries and (ii) $75,000,000 outstanding at any time;

(j) Indebtedness of Foreign Subsidiaries to non-Affiliates in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(k) Indebtedness of Foreign Subsidiaries under the ABN AMRO Credit Facility;

(l) Indebtedness constituting Investments permitted under Section 8.3; and

(m) Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

Section 8.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) (i) Liens created pursuant to the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Lender to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(b) Liens in existence on the Closing Date and described on Schedule 8.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 8.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 8.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

CREDIT AGREEMENT – Page 98

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not delinquent or if no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 8.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(m) or securing appeal or other surety bonds relating to such judgments;

CREDIT AGREEMENT – Page 99

(j) (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens and (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 8.1(e) of this Agreement);

(k) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Capital Stock of (x) the Borrower, (y) any Domestic Subsidiary or (z) more than 34% of the Capital Stock of Global Power Netherlands BV, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 8.1(c), (d), (f) (j), (k), or (l);

(l) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(m) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(o) Liens in favor of customs and revenue authorities arising as a matter of Applicable Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(p) Non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business; and

(q) Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $2,500,000 at any time outstanding.

CREDIT AGREEMENT – Page 100

Section 8.3 Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 8.3, (iii) Investments made after the Closing Date by any Credit Party in (A) any other Credit Party or (B) in any Non-Guarantor Subsidiary, provided that such Investment in a Non-Guarantor Subsidiary is either (i) a loan, in which the debt in respect thereof by such Non-Guarantor Subsidiary conforms with the requirements of clause (ii) of Section 8.1(g), or (ii) a Permitted Acquisition, and (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(b) Investments in cash and Cash Equivalents;

(c) Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures permitted pursuant to this Agreement;

(d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 8.2;

(e) Hedge Agreements permitted pursuant to Section 8.1;

(f) purchases of assets or services in the ordinary course of business;

(g) Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions;

(h) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $500,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(i) Investments in the form of intercompany Indebtedness permitted pursuant to Section 8.1(g);

(j) Guaranty Obligations permitted pursuant to Section 8.1;

(k) Investments in the form of advances to subcontractors in the ordinary course of business;

CREDIT AGREEMENT – Page 101

(l) cash Investments consisting of the entry into joint venture agreements for unincorporated joint ventures by any Credit Party for the limited purpose of negotiating, signing and performing construction, engineering, procurement, construction management and similar services provided that the aggregate value of all such cash Investments does not exceed $500,000 at any one time outstanding and provided further that no Credit Party or any Subsidiary of any Credit Party shall have any liability in excess of the cash Investment actually paid to such joint venture (as permitted by this Section 8.3(l)) for any Indebtedness or any other obligation of any such joint venture;

(m) non-cash Investments consisting of entry into Permitted Servicing Joint Ventures by the services division of a Credit Party or a subsidiary of a Credit Party, provided that the Credit Parties and the subsidiaries of the Credit Parties shall not be party to more than four (4) Permitted Servicing Joint Ventures at any given time;

(n) Investments in negotiable instruments for collection in the ordinary course of business;

(o) advances made in connection with purchases of goods or services in the ordinary course of business;

(p) Investments received in settlement of amounts due to any Credit Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Credit Party or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or its Subsidiaries;

(q) Capital Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Credit Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims; and

(r) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $2,500,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 8.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 8.4 Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall

CREDIT AGREEMENT – Page 102

be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 7.14 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) dispositions permitted by Section 8.5;

(f) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 7.15 in connection therewith); and

(g) any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.

Section 8.5 Asset Dispositions. Make any Asset Disposition except:

(a) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

CREDIT AGREEMENT – Page 103

(b) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d) dispositions in connection with Insurance and Condemnation Events;

(e) the granting of Permitted Liens;

(f) the sale or discount, in each case without recourse, of accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g) the transfer of assets in connection with a transaction permitted under Section 8.4 of this Agreement;

(h) the lapse of registered patents, trademarks and other intellectual property of the Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interest of the Lenders;

(i) the making of a Restricted Payment that is expressly permitted to be made pursuant to this Agreement;

(j) the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(k) the making of an Investment permitted by Section 8.3; and

(l) Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash, and (iii) the aggregate book value of all property disposed of in reliance on this clause (e) shall not exceed $1,000,000 in any Fiscal Year.

Section 8.6 Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof, in their capacity as holders of such Capital Stock (all of the foregoing, the “Restricted Payments”) provided that:

(a) the Borrower or any Subsidiary thereof may pay dividends in shares of its own Qualified Capital Stock;

CREDIT AGREEMENT – Page 104

(b) any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor or ratably to all holders of its outstanding Qualified Capital Stock;

(c) (i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Foreign Subsidiaries;

(d) transactions permitted pursuant to Sections 8.1, 8.3, 8.5 and 8.7 shall be permitted;

(e) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(f) so long as (i) no Default or Event of Default exists or would result therefrom and (ii) the Borrower has Excess Availability of at least $30,000,000 after giving effect to the making of such Restricted Payments, the Borrower may make Restricted Payments in an aggregate amount in any twelve month period not to exceed the lesser of (A) $35,000,000 and (B) 0.75x Consolidated EBITDA for such twelve month period ending on such date.

Section 8.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any officer, director, holder of any Capital Stock in, or other Affiliate of, the Borrower or any of its Subsidiaries, other than:

(i) transactions permitted by Sections 8.1, 8.3, 8.4, 8.5, 8.6 and 8.13;

(ii) transactions existing on the Closing Date and described on Schedule 8.7;

(iii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;

(iv) the payment of reasonable compensation to and employment and severance arrangements (including equity incentive plans, employee benefit plans and arrangements, issuance of Capital Stock, payment of bonuses and stock option plans) with their respective directors, officers and employees in the ordinary course of business;

CREDIT AGREEMENT – Page 105

(v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(vi) other transactions with any Permitted Servicing Joint Venture in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party and, with respect to, material transactions with any Permitted Servicing Joint Venture, as determined in good faith by the board of directors (or equivalent governing body) of the Borrower; and

(vii) the provision of goods or engineering, design, procurement, project management, quality management or other services by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary pursuant to purchase orders issued in the ordinary course of business in connection with third party contracts.

Section 8.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

Section 8.9 Payments and Modifications of Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Indebtedness (other than the Obligations) in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Cancel, forgive, make prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Indebtedness, except that (i) the Borrower may prepay the Obligations at par in accordance with Section 2.4 and (ii) so long as (A) no Default or Event of Default exists or would result therefrom and (B) the Borrower has Excess Availability of at least $30,000,000 after giving effect to such cancellation, forgiveness, prepayment, redemption or acquisition, the Borrower may cancel, forgive, make prepayment on, or redeem or acquire for value, any Indebtedness permitted by Section 8.1(c),(d), (e), (g), (j), (k) and (l).

CREDIT AGREEMENT – Page 106

Section 8.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness permitted by Section 8.1(c) or incurred pursuant to Section 8.1(d); provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date or imposed by Applicable Law and (iv) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor, (iii) make loans or advances to the Borrower or any Subsidiary Guarantor, (iv) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (v) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness permitted by Section 8.1(d) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 8.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 8.11 Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto.

CREDIT AGREEMENT – Page 107

Section 8.12 Amendments of Other Documents. Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of any Material Contract, in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, in each case, without the prior written consent of the Administrative Agent.

Section 8.13 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.

Section 8.14 Capital Expenditures. Permit the aggregate amount of all Capital Expenditures in any Fiscal Year to exceed $10,000,000.

Section 8.15 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Total Leverage Ratio to be greater than 3.00 to 1.00.

(b) Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 4.00 to 1.00.

Section 8.16 Disposal of Subsidiary Interests. The Borrower will not permit any Domestic Subsidiary to be a non-Wholly-Owned Subsidiary except (a) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 8.4 or 8.5 or (b) so long as such Domestic Subsidiary continues to be a Subsidiary Guarantor.

Section 8.17 Operating Leases. Permit the aggregate amount of rental payments in any Fiscal Year in respect of Operating Leases of the Borrower and its Subsidiaries to exceed $7,500,000.

Section 8.18 Senior Indebtedness Status.

(a) The Borrower shall fail to designate the Obligations of each Credit Party and each Subsidiary thereof under this Agreement as “Senior Indebtedness” under any instruments and documents, now or in the future, relating to any Subordinated Indebtedness; or

(b) the Obligations shall fail to rank at least senior in priority of payment to all Subordinated Indebtedness of each Credit Party and each Subsidiary thereof.

CREDIT AGREEMENT – Page 108

ARTICLE IX

DEFAULT AND REMEDIES

Section 9.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment in the currency required hereunder of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment (i) within three Business Days after the same becomes due (whether at maturity, by reason of acceleration or otherwise), of interest on any Loan or Reimbursement Obligation or (ii) within five days after the same becomes due (whether at maturity, by reason of acceleration or otherwise), and in the currency required hereunder, the payment of any other Obligation.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2(a), 7.3(a), 7.4 (with respect to such Person’s legal existence), 7.13, 7.14, 7.15, 7.16, 7.18 or Article VIII.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue unremedied for a period of thirty (30) consecutive calendar days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is

CREDIT AGREEMENT – Page 109

in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, any Reimbursement Obligation or any obligation in respect of surety bonds to the extent none of the Credit Parties nor any Subsidiary thereof has any direct liability therefor) the aggregate outstanding amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due, or required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity (any applicable grace period having expired).

(g) Other Cross-Defaults. Any Credit Party or any Subsidiary thereof shall fail in the performance or observance (beyond the applicable grace period with respect thereto, if any) of one or more Material Contracts representing, in the aggregate, 10% or more of annual revenue or expense of the Credit Parties and their Subsidiaries on a consolidated basis during the trailing 12-month period measured as of the most recently completed fiscal quarter (other than those covered in clause (f) of this Section 9.1) and (A) such failure together with any other such failures, has a Material Adverse Effect, whether as a result of termination or cancellation of any such Material Contract or otherwise, or (B) such failure (1) is not reasonably subject to cure by such Credit Parties and is not reasonably likely to be waived by the other contracting party, (2) would permit the other contracting party to cancel or terminate such Material Contract and (3) such termination or cancellation could reasonably be expected to have a Material Adverse Effect.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in

CREDIT AGREEMENT – Page 110

effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof or as a result of an action or failure to act on the part of the Administrative Agent or any Lender.

(l) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Multiemployer Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such amounts are in excess of $10,000,000, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments within any consecutive twelve-month period in an amount exceeding $10,000,000.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

Section 9.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the

CREDIT AGREEMENT – Page 111

beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired Dollar Amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

Section 9.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

CREDIT AGREEMENT – Page 112

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in their capacity as the Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

CREDIT AGREEMENT – Page 113

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

Section 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.

CREDIT AGREEMENT – Page 114

Section 9.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Section 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the

CREDIT AGREEMENT – Page 115

Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles X and XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

CREDIT AGREEMENT – Page 116

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The

CREDIT AGREEMENT – Page 117

Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative

CREDIT AGREEMENT – Page 118

Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

CREDIT AGREEMENT – Page 119

Section 10.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 11.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 8.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.4 or any

CREDIT AGREEMENT – Page 120

Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Global Power Equipment Group Inc.

400 E. Las Colinas Blvd.

Suite 400

Irving, TX 75039

Attention of: Tracy Pagliara

Telephone No.: 214-574-2709

Facsimile No.: 214-853-4744

E-mail: TPagliara@globalpower.com

With copies to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

Attention of: Katherine D. Brandt

Telephone No.: 212-908-3915

Facsimile No.: 212-344-6101

E-mail:Katherine.Brandt@ThompsonHine.com

CREDIT AGREEMENT – Page 121

If to Wells Fargo as

Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 590-3481

With copies to:

Wells Fargo Bank, National Association

MAC T9216-031

1445 Ross Avenue, Suite 300

Dallas, TX 75202

Attention of: Andrew Widmer

Telephone No.: (214) 740-1551

Facsimile No.: (214) 953-3982

E-mail: Andrew.Widmer@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended

CREDIT AGREEMENT – Page 122

recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

CREDIT AGREEMENT – Page 123

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

Section 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any other Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.2) or the amount of Loans of any Lender, in any case, without the written consent of such Revolving Credit Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d) change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) except as otherwise permitted by this Section 11.2 change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to

CREDIT AGREEMENT – Page 124

amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender;

(g) amend the definition of “Alternative Currency” without the written consent of each Lender;

(h) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Subsidiary Guaranty Agreement (other than as authorized in Section 10.9), without the written consent of each Lender; or

(i) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 10.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13 (including, without limitation, as applicable, (1) to permit the Incremental

CREDIT AGREEMENT – Page 125

Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Loan Commitments, and outstanding Incremental Loans, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Credit Commitment Percentage without the written consent of such affected Lender.

Section 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and the Left Lead Arranger (and such special and local counsel as the Administrative Agent as the Administrative Agent may reasonably require), in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such

CREDIT AGREEMENT – Page 126

Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby

CREDIT AGREEMENT – Page 127

waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the Obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

CREDIT AGREEMENT – Page 128

Section 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

CREDIT AGREEMENT – Page 129

Section 11.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 11.8 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except

CREDIT AGREEMENT – Page 130

(i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

CREDIT AGREEMENT – Page 131

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Person that cannot (either directly or indirectly through an Affiliate) lend to the Borrower in Euros.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

CREDIT AGREEMENT – Page 132

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from

CREDIT AGREEMENT – Page 133

time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements of Section 4.11(f) (it being understood that the documentation required under Section 4.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.10 and 4.11, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender.

CREDIT AGREEMENT – Page 134

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) to

CREDIT AGREEMENT – Page 135

Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Aggregate Revolving Commitments remain in effect or the Credit Facility has not been terminated.

Section 11.13 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect following the payment of the Loans, the cancellation or expiration of the Letters of Credit and the termination of this Agreement.

CREDIT AGREEMENT – Page 136

Section 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

CREDIT AGREEMENT – Page 137

Section 11.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Subsidiary Guarantor in accordance with the PATRIOT Act.

Section 11.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VII or VIII.

Section 11.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 11.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature pages to follow]

CREDIT AGREEMENT – Page 138

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GLOBAL POWER EQUIPMENT GROUP INC., as Borrower

By:
Name:
Title:

CREDIT AGREEMENT – Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, the Issuing Lender and Lender

By:
Name:
Title:

CREDIT AGREEMENT – Signature Page

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

CREDIT AGREEMENT – Signature Page

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:
Name:
Title:

CREDIT AGREEMENT – Signature Page

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 – (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Schedule 1.01 – Page 1

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to the Section 4.1(c)(B), (C) or (D) and, in the case of interest (other than on overdue amounts) charged at the rate set forth in Section 4.1(c), without counting any increase in interest rate effected by the charging of rate set forth in Section 4.1(c)) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(e)	“Reference Banks” means the principal office in London of Wells Fargo or such other banks as may be agreed upon by the Administrative Agent in consultation with the Borrower.

(f)	“Sterling” means the lawful currency of the United Kingdom.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

Schedule 1.01 – Page 2

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender and each Reference Bank based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.01 – Page 3

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.01 – Page 4

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Global Power Equipment Group, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

CREDIT AGREEMENT – Exhibit (H)-1

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Global Power Equipment Group, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

CREDIT AGREEMENT – Exhibit (H)-2

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Global Power Equipment Group, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

CREDIT AGREEMENT – Exhibit (H)-3

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Global Power Equipment Group, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

CREDIT AGREEMENT – Exhibit (H)-4